Exhibit 99.1

GrafTech Reports Second Quarter 2009 Results

PARMA, Ohio--(BUSINESS WIRE)--July 30, 2009--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2009.

2009 Second Quarter Highlights (Quarter-over-quarter)

  Net sales increased 18 percent to $158 million over the first quarter 2009.
  Gross profit improved $14 million to $46 million, or 29.0 percent of sales, a margin expansion of more than five percentage points versus the first quarter 2009.
  Operating income more than doubled to $19 million as compared to the prior quarter.
  Net debt was $48 million, an improvement of $29 million versus the first quarter 2009.

2009 Second Quarter Highlights (Year-over-year)

  Net sales were $158 million, versus $320 million in the second quarter of 2008, primarily the result of lower volumes associated with significantly reduced demand driven by the global economic recession.
  Gross profit declined to $46 million or 29.0 percent of sales, as compared to $114 million or 35.8 percent of sales in the second quarter of 2008. The reduction in gross profit percentage was largely the result of unfavorable fixed cost absorption associated with lower sales volumes.
  Operating income was $19 million, versus $89 million in the second quarter of 2008. Operating income margin decreased to 12.3 percent of sales, from 27.7 percent in the same period in 2008.
  Unfavorable business conditions at our non-consolidated affiliate, Seadrift Coke L.P. (Seadrift), resulted in a $45 million, net of tax, non-cash impairment in the value of our investment in the company. Including this impact, net loss was $37 million, or $0.31 per diluted share, versus net income of $46 million, or $0.41 per diluted share, in the second quarter of 2008.
  On an operating basis, net income before special items* was $15 million, or $0.12 per diluted share, as compared to $57 million, or $0.51 per diluted share, in the second quarter of 2008.
  Net cash provided by operating activities improved $11 million to $46 million, versus $35 million in the second quarter of 2008.
  Net debt* was reduced by $115 million or 71 percent year-over-year to $48 million in the second quarter 2009.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Previously announced initiatives on salary and cost reductions, productivity improvements and effective working capital management continue to gain traction and have allowed us to remain cash flow positive in the first and second quarters of 2009. As a result, net debt has been reduced by $30 million since year end 2008.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were $130 million in the 2009 second quarter, as compared to $275 million in the 2008 second quarter. Net sales in the quarter increased $25 million from $105 million in the 2009 first quarter, largely as a result of increased graphite electrode sales volume.

Operating income for the Industrial Materials segment was $16 million, versus $80 million in the same period in 2008. The decline was primarily due to lower sales volume for graphite electrodes related to the sharp reduction in global steel operating rates and inventory destocking.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $28 million in the 2009 second quarter, as compared to $44 million in the 2008 second quarter. Net sales for the quarter declined $2 million as compared to $30 million in the first quarter 2009.

Operating income for the Engineered Solutions segment was $3 million, as compared to $9 million in the 2008 second quarter. The decrease was largely the result of lower sales volume across multiple product lines and an unfavorable product mix.

Corporate

Selling and administrative expenses declined $1 million to $23 million in the 2009 second quarter versus the same period last year as our team continues to execute on previously announced cost savings initiatives.

Research and development expenses were $3 million in the second quarter 2009 as we continue to support organic growth opportunities and new product development. On July 20, 2009, GrafTech was awarded the prestigious R&D 100 Award for our new product line, GRAFIHX™ Flexible Heat Exchangers, a graphite solution uniquely suited for radiant floor heating systems. The R&D 100 Award honors the 100 most technologically significant products introduced into the marketplace over the past year. This award marks GrafTech’s sixth R&D 100 Award in the past seven years.

Interest expense in the quarter was $1 million, versus $6 million in the second quarter 2008. The reduction was driven primarily by the Company’s successful deleveraging initiatives.

Other expense, net, was $3 million in the 2009 second quarter, flat as compared to the second quarter 2008.

In the second quarter, we recorded a $53 million non-cash impairment charge, against the valuation of our investment in Seadrift. On an after tax basis, the charge equates to $45 million, or approximately $0.38 per diluted share. The global economic recession has lead to historic declines in steel demand and record low capacity utilization rates. The reassessment of the valuation of our investment in Seadrift arose from its very low 2009 operating rates and the uncertainty regarding the timing of a global market recovery.

On July 2, 2009, we entered into an agreement with Seadrift to lend up to $8.5 million. Seadrift currently has borrowed $6 million under this agreement, which will be used to reduce its existing revolving credit facility balance. The senior subordinated notes bear interest at 10 percent which is payable quarterly in arrears.

Aggressive working capital management, successful productivity initiatives and cost reductions have enabled Seadrift to generate $13 million of free cash flow1 in the five months ended May 31, 2009. Seadrift has effectively leveraged its cash position, reducing total liabilities by $17 million from year end 2008 to $25 million at the end of May 2009, of which $20 million was outstanding debt.

“The dramatic destocking that has occurred throughout the steel supply chain has led to an extremely challenging operating environment for many companies, including Seadrift,” commented Mr. Shular. “Seadrift is a strategic long-term investment as the world’s second largest producer of petroleum needle coke and we remain confident in the company’s long-term profitability.”

The effective income tax rate in the second quarter 2009, excluding other special charges, was 19 percent, approximately twelve percentage points better year-over-year due to favorable jurisdictional profitability mix and effective tax planning initiatives. The lower tax rate in the second quarter 2009 resulted in a benefit to the quarter of approximately $0.02 per diluted share, relative to the prior year tax rate. For the full year 2009, we currently expect the effective tax rate to be in the range of 22 percent to 25 percent.

1Free cash flow is defined as operating cash flow less capital expenditures.

Outlook

Based on International Monetary Fund (IMF) projections and other economic forecasts, the global recession is beginning the bottoming process. Weak end market demand is expected to persist and the pace of recovery is anticipated to be slow. As a result, steel producers continue to operate at very low rates in order to reduce inventory levels to match current market demand.

We continue to expect 2009 to be very challenging for both of our business segments. Second quarter results came in better than expected due to the timing of shipments and a lower tax rate. Given the favorable timing of shipments experienced in the second quarter and the third quarter demand seasonality, we believe third quarter results will be below the second quarter and closer to those in the first quarter of the year. As anticipated, third quarter graphite electrode sales volume will be adversely impacted by low European steel operating rates due to the normal European August holiday season.

While a high degree of uncertainty around forward looking projections remains, we expect an improvement in fourth quarter results as customers should have largely completed inventory destocking initiatives. The fourth quarter should represent the strongest quarter of the year.

Based on the first half of the year results and anticipation of a moderate improvement in the second half 2009, GrafTech expects the following full year 2009 results:

  Operating income targeted to be in the range of $60 million to $70 million;
  Capital expenditures to be approximately $50 million to $55 million;
  Depreciation expense to be approximately $35 million;
  The effective tax rate to be in the range of 22 percent to 25 percent (previous guidance was 28 percent to 32 percent).

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern Time. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 888-857-6931 for domestic and 719-457-2640 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the second quarter ended June 30, 2009 and outlook for 2009; regional and global economic and industry market conditions, including our expectations concerning their impact on the markets we serve and, our profitability, cash flow, and liquidity; conditions and changes in the global financial and credit markets and their impact on us and our customers and suppliers; the impact of actions being taken to improve our cost competitiveness and liquidity; estimated future capital expenditures and their impact on product quality and efficiencies; changes in production capacity in our operations and our customers' operations or possible suspensions thereof; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated changes therein; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; future operational and financial performance; strategic plans; currency exchange and interest rates; financing (including factoring and supply chain financing) activities; stock repurchase plans; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; and debt levels. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2009 second quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; the adoption of government fiscal and monetary stimulus and stabilization plans that could significantly impact us and our industry; further downturns, production suspensions, or changes in steel and other markets we serve or that our customers serve that could result in additional loss of revenue, profitability, and cash flow; a protracted regional or global financial or economic crisis that could cause us not to achieve our growth and diversification plans or meet market expectations, or to lose market share; challenging economic conditions may lead to more intensified price competition and price or margin decreases; reductions in capacity or production by us and our customers; delays in customer destocking activities or failure of demand to increase thereafter; graphite electrode manufacturing capacity increases; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; investments and acquisitions that we make or may make in the future, failure to successfully integrate into our business or the failure of such investments and acquisitions to provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, changes in labor relations; significant changes in the availability or cost of key and other raw materials, including petroleum based coke, or energy; changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for working capital, growth, or other initiatives on acceptable terms; changes in interest or currency exchange rates or competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation or deflation; changes in appropriation of or failure to satisfy conditions to government grants; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data) (Unaudited)

	At December 31, 2008	At June 30, 2009
ASSETS	(as adjusted)
Current Assets:
Cash and cash equivalents	$11,664	$17,629
Accounts and notes receivable, net of allowance for doubtful accounts of $4,110 at December 31, 2008 and $5,042 at June 30, 2009	146,986	92,208
Inventories	290,397	275,773
Prepaid expenses and other current assets	14,376	6,199
Total current assets	463,423	391,809

Property, plant and equipment	873,932	927,115
Less: accumulated depreciation	536,562	572,061
Net property, plant and equipment	337,370	355,054
Deferred income taxes	1,907	8,366
Goodwill	7,166	8,573
Other assets	12,887	13,486
Investment in non-consolidated affiliate	118,925	65,413
Restricted cash	1,451	1,470
Total assets	$943,129	$844,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,132	$38,980
Interest payable	953	967
Short-term debt	9,347	12,019
Accrued income and other taxes	34,861	22,964
Other accrued liabilities	140,330	55,052
Total current liabilities	240,623	129,982

Long-term debt:
Principal value	50,328	53,514
Fair value adjustments for hedge instruments	191	165
Unamortized bond premium	38	33
Total long-term debt	50,557	53,712
Other long-term obligations	118,272	121,251
Deferred income taxes	29,087	28,727

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized at December 31, 2008 and 225,000,000 authorized at June 30, 2009, 122,634,854 shares issued at December 31, 2008 and 123,894,101 shares issued at June 30, 2009	1,226	1,239
Additional paid-in capital	1,290,381	1,296,494
Accumulated other comprehensive loss	(355,960)	(327,500)
Accumulated deficit	(317,752)	(346,373)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2008 and June 30, 2009	(112,511)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 55,728 shares at December 31, 2008 and 68,809 shares at June 30, 2009	(794)	(850)
Total stockholders’ equity	504,590	510,499
Total liabilities and stockholders’ equity	$943,129	$844,171

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2009	2008	2009
	(as adjusted)		(as adjusted)

Net sales	$319,538	$157,774	$609,540	$291,800
Cost of sales	205,188	112,086	387,089	214,018
Gross profit	114,350	45,688	222,451	77,782

Research and development	1,835	3,109	4,100	5,177
Selling and administrative	23,688	23,095	46,279	44,730
Restructuring charges	190	-	342	(32)
Operating income	88,637	19,484	171,730	27,907

Equity in losses and write-down of investment in non-consolidated affiliate	-	54,602	-	53,390
Other expense (income), net	2,919	3,270	23,954	(2,264)
Interest expense	5,782	1,421	13,432	3,068
Interest income	(206)	(184)	(578)	(301)

Income (loss) before provision for income taxes	80,142	(39,625)	134,922	(25,986)
Provision for (benefit from) income taxes	34,285	(2,534)	52,383	2,636
Net income (loss)	$45,857	$(37,091)	$82,539	$(28,622)

Basic income (loss) per common share:
Net income (loss) per share	$0.43	$(0.31)	$0.79	$(0.24)
Weighted average common shares outstanding	106,050	119,893	104,161	119,402

Diluted earnings (loss) per common share:
Net income (loss) per share	$0.41	$(0.31)	$0.75	$(0.24)
Weighted average common shares outstanding	119,521	119,893	118,581	119,402

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2009	2008	2009
	(as adjusted)		(as adjusted)
Cash flow from operating activities:
Net income (loss)	$45,857	$(37,091)	$82,539	$(28,622)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,858	8,174	17,416	16,202
Deferred income taxes	10,205	(838)	11,092	848
Equity in losses and write-down of investment in non-consolidated affiliate	-	54,602	-	53,390
Gain on redemption of Debentures	(4,060)	-	(4,060)	-
Currency (gains) losses	(1,922)	5,479	14,313	(3,682)
Post retirement and pension plan changes	1,128	3,983	1,581	5,398
Stock based compensation, including incentive compensation paid in company stock	1,212	4,441	2,373	4,958
Interest expense	3,935	331	6,969	660
Other (credits) charges, net	(1,051)	7,085	2,617	12,599
Dividends from non-consolidated affiliate	-	-	-	122
(Increase) decrease in working capital[1]	(29,248)	1,795	(35,002)	3,403
Decrease (increase) in long-term assets and liabilities	300	(1,854)	2,523	(4,845)
Net cash provided by operating activities	35,214	46,107	102,361	60,431

Cash flow from investing activities:
Capital expenditures	(18,165)	(17,327)	(27,554)	(29,964)
Proceeds from derivative instruments	-	682	224	263
Investment in non-consolidated affiliate, net of $388 cash received	(134,611)	-	(134,611)	-
Proceeds from sale of assets	(33)	52	18	69
Change in restricted cash	10	(79)	(166)	(19)
Net cash used in investing activities	(152,799)	(16,672)	(162,089)	(29,651)

Cash flow from financing activities:
Short-term debt borrowings, net	(894)	(1,068)	14,993	2,529
Revolving Facility borrowings	85,000	51,754	155,625	114,715
Revolving Facility reductions	(4,133)	(64,000)	(70,810)	(112,000)
Long-term debt reductions	155	-	(124,508)	(129)
Excess tax benefit from stock-based compensation	12,083	-	12,136	10
Supply chain financing	-	(5,419)	-	(30,115)
Long-term financing obligations	-	(261)	-	(536)
Purchase of treasury shares	(4,320)	-	(5,323)	-
Proceeds from exercise of stock options	36,148	3	36,315	57
Net cash provided by (used in) financing activities	124,039	(18,991)	18,428	(25,469)

Net increase (decrease) in cash and cash equivalents	6,454	10,444	(41,300)	5,311
Effect of exchange rate changes on cash and cash equivalents	135	1,072	122	654
Cash and cash equivalents at beginning of period	6,974	6,113	54,741	11,664
Cash and cash equivalents at end of period	$13,563	$17,629	$13,563	$17,629

[1]Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(22,233)	$4,601	$(48,186)	$73,693
Effect of factoring on accounts receivable	(6,845)	51	23,773	(15,818)
Inventories	(9,052)	26,418	(5,559)	30,467
Prepaid expenses and other current assets	(1,860)	(1,250)	(976)	(841)
Restructuring payments	(683)	(5)	(816)	(11)
Decrease (increase) in accounts payable and accruals	10,289	(28,517)	3,276	(84,101)
Decrease (increase) in interest payable	1,136	497	(6,514)	14
(Increase) decrease in working capital	$(29,248)	$1,795	$(35,002)	$3,403

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2009	2008	2009

Net sales:
Industrial Materials	$275,121	$129,834	$523,410	$234,355
Engineered Solutions	44,417	27,940	86,130	57,445
Net sales	$319,538	$157,774	$609,540	$291,800

Operating income:
Industrial Materials	$79,646	$16,369	$154,311	$23,158
Engineered Solutions	8,991	3,115	17,419	4,749
Operating income	$88,637	$19,484	$171,730	$27,907

Operating income margin:
Industrial Materials	28.9%	12.6%	29.5%	9.9%
Engineered Solutions	20.2%	11.1%	20.2%	8.3%
Operating income margin	27.7%	12.3%	28.2%	9.6%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SELECTED FIRST QUARTER 2009 DATA (Dollars in thousands) (Unaudited)

For the Three Months Ended March 31,
2009
Net sales	$134,026
Industrial Material Net Sales	$104,521
Engineered Solutions Net Sales	$29,505
Gross Profit	$32,094
Gross Margin	23.9%
Operating Income	$8,423
Net Debt	$76,451

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Net Income and Earnings per Share Reconciliation
	For the Three Months Ended June 30, 2008		For the Three Months Ended June 30, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$45,857	$0.41	$(37,091)	$(0.31)
Adjustments, net of tax, per diluted share
- Equity in losses of and write-down of investment in non-consolidated affiliate	-	-	47,035	0.39
- Valuation allowance	-	-	4,814	0.04
- Adjustment to reserves for uncertain tax positions	(959)	(0.01)	(1,080)	(0.01)
- Accounting pronouncement 14-1 impact	5,841	0.05	-	-
- Restructuring and Other (income) expense, net	6,851	0.06	1,100	0.01
Net Income before special items	$57,590	$0.51	$14,778	$0.12

	For the Six Months Ended June 30, 2008		For the Six Months Ended June 30, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$82,539	$0.75	$(28,622)	$(0.24)
Adjustments, net of tax, per diluted share
- Equity in losses of and write-down of investment in non-consolidated affiliate	-	-	46,187	0.39
- Valuation allowance	-	-	4,877	0.04
- Adjustment to reserves for uncertain tax positions	628	-	(962)	(0.01)
- Accounting pronouncement 14-1 impact	5,841	0.05	-	-
- Restructuring and Other (income) expense, net	28,290	0.24	(1,878)	(0.02)
Net Income before special items	$117,298	$1.04	$19,602	$0.16

For 2008, the non-GAAP earnings per diluted share includes 13.6 million shares underlying our previously outstanding contingently convertible debentures and excludes approximately $3 million (before and after tax) in the second quarter of 2008 and $6 million (before and after tax) through June 19, 2008 of contingently convertible debenture interest expense.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation
	At June 30, 2008	At December 31, 2008	At March 31, 2009	At June 30, 2009
Long-term debt	$161,352	$50,557	$65,375	$53,712
Short-term debt	16,358	9,347	11,985	12,019
Supply chain financing	-	30,115	5,418	-
Total debt	$177,710	$90,019	$82,778	$65,731

Less:
Fair value adjustments for hedge instruments	814	191	178	165
Unamortized bond premium	162	38	36	33
Cash and cash equivalents	13,563	11,664	6,113	17,629
Net Debt	$163,171	$78,126	$76,451	$47,904

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

*Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Manager, Investor Relations